Exhibit 99.1

 VaxGen Examining Accounting Treatment; Process Could Result in Acceleration of
     Timing of Revenue Recognition on Certain Contracts; 10-Q Filing Delayed

BRISBANE, Calif. - May 17, 2004 - VaxGen, Inc. (Nasdaq: VXGN) announced today that it is examining its revenue recognition policy with respect to certain contracts, most of which are with the National Institute of Allergy and Infectious Diseases (NIAID). VaxGen currently recognizes NIAID contract revenue only after completing contract milestones. The company is examining whether it should recognize revenue from these and other similar contracts as it incurs costs related to these contracts.

The current accounting treatment for the NIAID contracts and its effect on VaxGen's financial reports have been discussed in investor conference calls and earnings releases since February 2003.

If the revenue recognition policy is changed, VaxGen will restate its financial results for the fourth quarter and year ended December 31, 2002 and all of 2003. The change would accelerate the recognition of revenue, and would result in a material decrease in the net loss applicable to common stockholders and an increase in revenue for the combined periods.

The restatement would relate solely to VaxGen's revenue recognition policy and the treatment of related costs. VaxGen believes there are no issues related to the validity of any invoices already submitted or paid; nor would there be any effect on the way VaxGen invoices the NIAID for work completed under its two existing cost-plus, fixed-fee contracts.

VaxGen expects to complete the review as soon as possible and, if a restatement is required, to update the appropriate public filings. The time required to complete the review will prevent the company from filing its Form 10-Q for the quarter ended March 31, 2004 by today's filing deadline. Due to the delay, the company will not be eligible to use Form S-3 for 12 months and its existing Form S-3 covering the resale of 655,078 shares of common stock issuable upon exercise of warrants issued in May, 2001 in connection with the company's Series A preferred stock financing (the "Series A warrants") will be suspended. As a result of the suspension, the Series A warrants and the underlying common stock will become redeemable for cash after June 5, 2004. The redemption payment will depend on the value of VaxGen's common stock. Based on the closing price on May 14, 2004, the cash redemption value would be approximately $3.8 million.

In addition, as a result of the suspension of the company's resale registration statement on Form S-3, the company anticipates filing a registration statement on Form S-1, registering for resale the common stock underlying the Series A warrants. Due to the anticipated delay, the holders of the Series A warrants will be entitled to an initial payment of $300,000 and additional monthly cash delay payments for each 30-day period thereafter, until the resale registration statement on Form S-1 is declared effective.


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About VaxGen

VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing preventive vaccines against anthrax and smallpox and an anthrax monoclonal antibody through an alliance with AVANIR Pharmaceuticals. VaxGen also is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products, including VaxGen's product candidates. For more information, please visit the company's web site at: www.vaxgen.com.

NOTE: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, the timing of the filing and the content of the company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 and the potential restatement of the fourth quarter and year ended December 31, 2002 and the year ended December 31, 2003; and the rights of the holders of its Series A warrants as a result of the suspension of its Registration Statements on Form S-3. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contact:
Lance Ignon
Vice President, Corporate Affairs
650-624-1016